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                   Toyota Motor Credit Receivables Corporation
                         Toyota Motor Credit Corporation
                         Toyota Auto Receivables Trusts


                                  July 28, 2000

Securities and Exchange Commission
Mail Stop 3-10
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Toyota Motor Credit Receivables Corporation
              Toyota Motor Credit Corporation
              Toyota Auto Receivables Trusts
              REGISTRATION STATEMENT NOS. 333-41568 AND 333-41568-01 ON FORM S-3
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Ladies and Gentlemen:

     Reference is made to the above-referenced Registration Statement, File Nos. 333-41568 and 333-41568-01, filed with the Securities and Exchange Commission (the "Commission") on July 17, 2000. The final paragraph on the cover of the Registration Statement is hereby amended and restated in its entirety to read as follows:

     "The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine."

                                  Sincerely,

                                  TOYOTA MOTOR CREDIT RECEIVABLES CORPORATION
                                  TOYOTA MOTOR CREDIT CORPORATION
                                  TOYOTA AUTO RECEIVABLES TRUSTS


                                  By:  /S/LLOYD MISTELE
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                                      Lloyd Mistele
                                      ATTORNEY-IN-FACT pursuant to a power of
                                      attorney previously filed with the
                                      Registration Statement